UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 5, 2009

SCRIPPS NETWORKS INTERACTIVE, INC.

(Exact name of registrant as specified in its charter)

Ohio	1-34004	61-1551890
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

312 Walnut Street Cincinnati, Ohio	45202
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (513) 824-3200

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On November 5, 2009, Scripps Networks Interactive, Inc. (“Company” or “SNI”) signed a definitive agreement with Cox Communications, Inc. (“Cox”) that will result in SNI acquiring a controlling interest in the Travel Channel. The closing of the transaction, which is subject to regulatory approval and other conditions, is expected by or before January 2010. As currently proposed, the transaction is structured as a leverage joint venture between SNI and Cox. Cox will contribute the Travel Channel, valued at $975 million, and SNI will contribute $181 million in cash to a newly created partnership. The partnership will also incur third-party debt of $878 million that will be guaranteed by Scripps and indemnified by Cox, with the proceeds to be distributed to Cox. Following the transaction, SNI will maintain a 65% controlling interest in the Travel Channel and Cox will hold a 35% non-controlling interest in the business. A copy of the Contribution Agreement is filed as Exhibit 2.1 to this Form 8-K and is incorporated in this Item 1.01 by reference. A copy of the press release announcing the transaction is filed as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits

2.1	Contribution Agreement dated as of November 5, 2009.

99.1	Travel Channel press release dated November 5, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCRIPPS NETWORKS INTERACTIVE, INC.

BY:	/s/ LORI A. HICKOK
Lori A. Hickok
Senior Vice President, Finance

Dated: November 10, 2009